Exhibit 10.23
EXHIBIT 10.23
                                RELEASE AGREEMENT
                                -----------------

         This RELEASE AGREEMENT ("Agreement") is made and entered into by and between Carl Perry, an individual (hereinafter "PERRY"), and Enova Systems, Inc., a California corporation (hereinafter, the "ENOVA").
                                                                    RECITALS

         A. PERRY was employed as the Chief Executive Officer of ENOVA until August 17, 2004.

         B. PERRY continues to serve ENOVA as Vice Chairman of the Board of Directors.

         C. PERRY and ENOVA desire to confirm their agreement regarding PERRY's transition from the position of Chief Executive Officer of ENOVA all on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:

AGREEMENTS
         1. Lump Sum Payment: ENOVA will pay PERRY a gross amount of $75,924.18 (Seventy-Five Thousand Nine Hundred Twenty-Four Dollars and Eighteen Cents). This sum will be paid to PERRY within three (3) business days after this Agreement becomes effective and enforceable as set forth in Paragraph 14 below, whichever is later. This amount is subject to payroll tax withholding.

         2. Salary Continuation: In consideration for the release terms described herein, ENOVA continued to pay PERRY his salary of Ten Thousand Dollars ($10,000.00) per month through the end of December 2004. This amount was paid to PERRY according to ENOVA's regular payroll practices, and was subject to payroll tax withholding. PERRY also continued to be eligible for and received the employee benefits which he has enjoyed as an employee of ENOVA through December 31, 2004.

         3. Payment For Health Insurance Coverage: In further consideration for the release terms described herein, for health insurance coverage for the period January through December 2005, ENOVA will pay PERRY for the lesser of:

                  (a) the cost of continuation coverage for ENOVA's group plan under COBRA for the period, or

                  (b) the premium cost actually incurred by PERRY for any replacement health coverage obtained by PERRY.

Provided PERRY timely elects continuation coverage under COBRA, payment of this benefit will be made by ENOVA paying PERRY's monthly premium for COBRA coverage until such time as PERRY provides ENOVA with written notice to ENOVA's Chief Executive Officer that he has secured replacement coverage. In addition, ENOVA will pay premiums on life insurance carried by ENOVA on behalf of PERRY as the beneficiary in the amount of $171.60 per month for the twelve months during 2005.

         4. Office And Telephone: In further consideration for the release terms described herein, for so long as PERRY remains a member of the Board of Directors of ENOVA, he will with prior consent of the Chief Executive Officer be able to use a visiting office available for Board members' use at ENOVA's place of business. The office will be furnished with basic office furniture and a telephone.

         5. Continuing Service On Board Of Directors: Notwithstanding any other provision of this Agreement, ENOVA confirms that nothing herein is intended to deprive PERRY of any benefit to which he may be entitled as a member of the Board of Directors of ENOVA, including but not limited to such indemnification afforded each member of the Board of Directors as in existence from time to time pursuant to Enova's Bylaws, Articles of Incorporation and contractual arrangements. For so long as PERRY remains a member of the Board of Directors of ENOVA, he shall be entitled to receive such fees and reimbursement for expenses


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as are  generally  available  to other  members  of the Board by virtue of their status as a Board member.

         6. Limitation On Sale Of Stock: Except as expressly permitted in this Paragraph, PERRY agrees that he will not, prior to the earlier of (a) January 1, 2006 or (b) six months after ENOVA receives additional capital funding of at least Five Million Dollars ($5,000,000.00); sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (collectively, "Transfer") any shares of ENOVA stock which he presently owns or has the right to acquire so long as each Director and Executive Officer of ENOVA is subject to similar transfer restrictions. During this period, before PERRY shall Transfer any such shares, PERRY shall notify ENOVA in advance of any such Transfer to ascertain if the Directors and Executive Officers of ENOVA are at such time permitted to transfer their shares in ENOVA. Notwithstanding the foregoing, prior to January 1, 2006, PERRY may gift up to Ten Thousand Dollars ($10,000.00) of stock to each of five (5) children or grandchildren of his.

         7. Termination Of Participation And Entitlement: PERRY acknowledges that the compensation and benefits set forth above collectively exceed the compensation and benefits to which he was entitled to receive. at any time.. PERRY acknowledges that upon payment of the amounts and benefits set forth in Paragraphs 1, 2 and 3 above, ENOVA is not and shall not be obligated to pay any additional money, compensation, or benefits to him except as expressly provided herein. Except for PERRY's existing equity ownership in ENOVA as set forth on Exhibit A attached hereto and as otherwise specifically set forth herein, PERRY's participation in and entitlement to any and all other compensation, stock, stock options, fringe benefits, and employee benefit plans of ENOVA ceased as of December 31, 2004. ENOVA confirms that PERRY retains all rights under COBRA and Cal-COBRA. PERRY acknowledges that it is his intent and understanding that he will be entitled to no benefits or payments of any kind beyond those which are expressly provided for in this Agreement. PERRY confirms that no other compensation or benefits are due to him.

         8. General Release Of All Claims: As a material inducement to ENOVA to enter into this Agreement, each of PERRY; on behalf of himself, his heirs, and assigns on the one hand and ENOVA on the other; hereby releases and forever discharges - except as expressly set forth in Paragraphs 5 and 12 herein - the other party and their respective current and former shareholders, officers, directors, trustees, employees, agents, assigns, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them (collectively "Releasees"), to the full extent permitted by law of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, cost, losses, debts and expenses (including attorney's fees and costs actually incurred), causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, including claims of discrimination, in any way related to PERRY's employment by ENOVA and the termination of such employment which are unrelated to any claims involving state or federal securities laws(collectively, "Claims").

         9. Express Release Of Claims For Age Discrimination: Without limiting the scope of Paragraph 8, PERRY specifically acknowledges that this Release Agreement includes, without limitation, any and all Claims and rights he may have under the federal Age Discrimination in Employment Act which prohibits discrimination against employees because of their age. PERRY understands that, as a result of his signing this Agreement, he will be barred from pursuing any claims for age discrimination against Releasees.

         10. Covenant Not To Pursue Complaints: As a further material inducement to ENOVA to enter into this Agreement, PERRY represents that he will not initiate, file, prosecute or pursue any claim, complaint or charge against the Releasees with any agency or body that licenses, regulates, or otherwise monitors the activities of Releasees; or with any other local, state or federal agency or court based on any occurrences arising from or relating to his employment by ENOVA. If any such association, agency or court assumes jurisdiction of any complaint, claim or charge against the Releasees on behalf of PERRY, he will request such association, agency, or court to withdraw from the matter.

         11. Waiver Of Unknown Claims: In order to provide a full release of all Claims, including those which are unknown and unsuspected, PERRY and ENOVA

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hereby waive all rights under  California Civil Code Section 1542, which section reads as follows:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         12. No Admission Of Liability: The parties acknowledge and agree in good faith that this Agreement is the result of a compromise and shall never at any time or for any purpose be considered as an admission of liability or responsibility of the parties hereby released, who continue to deny such liability and to disclaim such responsibility.

         13. Consideration Period And Advice Of Counsel: PERRY acknowledges that he has been afforded twenty-one (21) days to consider this Release Agreement, its benefits, and its consequences. He understands that he has the option of signing this Agreement at any time before the end of the twenty-one (21) day period, but that any election to do so is completely within his discretion. PERRY further acknowledges that he has been advised that he may seek the advice of an attorney before signing this Release Agreement, and that he has had a full and adequate opportunity to do so.

         14. Revocation Period: It is understood and agreed by PERRY that he will have seven (7) days after signing this Release Agreement to revoke it. The Agreement will not become effective and enforceable until this revocation period has expired. No payment to PERRY under Paragraphs 1, 2 or 3 above will be due earlier than three (3) business days after the Agreement becomes effective and enforceable.

         15. No Reliance On Other Representations: PERRY and ENOVA represent and acknowledge that in executing this Agreement, neither party has relied upon any representation or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein. PERRY and ENOVA represent that each has carefully read and fully understands all provisions of this Agreement, and that each is voluntarily entering into this Agreement after adequate time to consider its terms.

         16. Miscellaneous: In further consideration of this Agreement, PERRY and ENOVA agree as follows:

                  (a) The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each party shall be responsible for payment of his or its own attorney's fees, costs, and legal expenses, if any;

                  (b) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties;

                  (c) This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;

                  (d) The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

                  (e) Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;

                  (f) This Agreement contains the entire agreement between the parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each;

                  (g) This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the parties pertaining to the subject matters hereof; and

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                  (h) This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the parties hereto.


                       PLEASE READ CAREFULLY.  THIS RELEASE
                       AGREEMENT INCLUDES A RELEASE
                       OF ALL KNOWN AND UNKNOWN CLAIMS.


DATED:  ___________________           CARL PERRY


                                      __________________________________________


DATED:  ___________________           ENOVA SYSTEMS, INC.


                                      By:  _____________________________________
                                           Edwin Riddle, Chief Executive Officer



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